Exhibit (10.6)

ECOLAB INC.

2001 NON-EMPLOYEE DIRECTOR STOCK OPTION AND

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of August 1, 2013)

Pursuant to the amending power reserved to the Company’s Board of Directors by section 14.1 of the Ecolab Inc. 2001 Non-Employee Director Stock Option and Deferred Compensation Plan, Ecolab Inc. (the “Company”) amended and restated its “Ecolab Inc. 2001 Non-Employee Director Stock Option and Deferred Compensation Plan” in its entirety to read as set forth in the attached instrument, entitled “Ecolab Inc. 2001 Non-Employee Director Stock Option and Deferred Compensation Plan,” effective as of August 1, 2013.

IN WITNESS WHEREOF, Ecolab Inc. has caused this instrument to be executed by its duly authorized officers and its corporate seal to be affixed.

Dated: 25 November 2013	ECOLAB INC.

(Seal)

/s/Douglas M. Baker, Jr.
Douglas M. Baker, Jr. Chairman of the Board and Chief Executive Officer

Attest:

/s/Michael C. McCormick
Michael C. McCormick Corporate Compliance Officer, Associate General Counsel And Assistant Secretary

ECOLAB INC.

2001 NON-EMPLOYEE DIRECTOR STOCK OPTION AND

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of August 1, 2013)

1.             Description.

1.1          Name.  The name of the Plan is the “Ecolab Inc. 2001 Non-Employee Director Stock Option and Deferred Compensation Plan.”

1.2          Purposes.  The purpose of the Plan is to attract and retain the services of experienced and knowledgeable non-employee directors by providing such directors with greater flexibility in the form and timing of receipt of compensation for their service on the Board of Directors and an opportunity to obtain a greater proprietary interest in the Company’s long-term success and progress through the receipt of Periodic Options and Annual Share Units and the deferral of cash compensation in the form of credits to their Share Accounts or Cash Accounts, thereby aligning such directors’ interests more closely with the interests of the Company’s stockholders.

1.3          Type.  The Plan is maintained primarily for the purpose of compensating Qualified Directors and providing them with the opportunity to obtain equity-based compensation and to defer cash compensation.  The Plan is intended to be unfunded for tax purposes.  It will be construed and administered in a manner that is consistent with and gives effect to the foregoing.

1.4          Components of Director Compensation.  Qualified Directors who are eligible pursuant to Section 2.1 will receive Periodic Options, Share Unit Compensation and Other Director Compensation as part of their annual compensation for services rendered as directors of the Company, as determined by the Board from time to time.  Qualified Directors who are eligible pursuant to Section 2.1 may defer the receipt of some or all of their Other Director Compensation in the form of credits to their Cash Accounts and Share Accounts.

1.5          American Jobs Creation Act (AJCA).

(a)           It is intended that with respect to amounts deferred after December 31, 2004, the Plan, as amended, comply with the provisions of Section 409A of the Code, as enacted by the AJCA, so as to prevent the inclusion in gross income of any amount credited to a Participant’s Account hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Participant and the Plan shall be construed to give effect to such intention.  It is intended that the Plan be administered in a manner that will comply with

Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (collectively with the AJCA, the “409A Guidance”).

(b)           The Administrator shall not take any action hereunder that would violate any provision of Section 409A of the Code.  It is intended that all Participant elections hereunder will comply with Code Section 409A and the 409A Guidance, to the extent it applies.  The Administrator is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof (including any transition or grandfather rules thereunder).  In this regard, the Administrator is authorized to permit Participant elections with respect to amounts deferred after December 31, 2004 and is also permitted to give the Participants the right to amend or revoke such elections in accordance with the 409A Guidance.

(c)           The Plan was amended effective as of January 1, 2005 to create two separate Sub-Accounts for each Participant’s Account hereunder — (i) the “Pre-2005 Sub-Account” for amounts that are “deferred” (as such terms is defined in the 409A Guidance) as of December 31, 2004 (and earnings thereon) and (ii) the “Post-2004 Sub-Account” for amounts that are deferred after December 31, 2004 (and earnings thereon).

(d)           In furtherance of, but without limiting the foregoing, any deferrals (and the earnings thereon) that were deferred prior to January 1, 2005 and that qualify for “grandfathered status” under Section 409A Guidance shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code and shall be subject to the terms and conditions specified in the Plan as in effect prior to January 1, 2005.

(e)           It is intended that any Periodic Options issued under the Plan after December 31, 2004 be exempt from the requirements of Section 409A of the Code and the Plan shall be construed and administered in a manner consistent with such intent.

2.             Participation.

2.1          Eligibility.

(a)           Each individual who is a Participant under any of the Prior Deferred Compensation Plans will be eligible to have credits made to his or her Cash Account and Share Account pursuant to Section 4.

(b)           Each individual who is a Qualified Director at any point during a Credit Period with respect to which a credit is made pursuant to Section 5.1 is eligible to have such credit made to his or her Share Account pursuant to Section 5.1.

(c)           Each individual who is a Qualified Director on the first day of an Election Period is eligible to make a deferral election pursuant to Section 5.2 with respect to such Election Period.  An individual who first becomes a Qualified Director after the first day of the Election Period is eligible to make a deferral election pursuant to Section 5.2 with respect to compensation for services rendered after the effective date of the election and for the remainder of such Election Period.  Any deferral election under Section 5.2 by a Participant who receives a distribution (i) from his or her Post-2004 Sub-Account pursuant to Section 8.2(a) will be suspended, and no further amounts will be deferred under Section 5.2, until the Election Period that begins after the first anniversary of such distribution, or (ii) from his or her Pre-2005 Sub-Account pursuant to Section 8.2(a) or 8.2(c) will be suspended effective for the next Election Period, and no further amounts will be deferred under Section 5.2 for such Election Period.  Each individual who has made a valid election pursuant to Section 5.2 and is a Qualified Director at any point during a Credit Period with respect to which a credit is made pursuant to Section 5.2 is eligible to have such credit made to his or her Account pursuant to Section 5.2.

(d)           Each Qualified Director is eligible to receive Periodic Options pursuant to Section 7.

2.2          Ceasing to be Eligible.  An individual who ceases to be a Qualified Director is not eligible to receive Periodic Options pursuant to Section 7, or Share Unit Compensation pursuant to Section 5.1, or to make any elections under Section 5.2, or receive Other Director Compensation (and related deferral credits pursuant to Section 5.2, except to the extent required under Code section 409A), other than such credits relating to the period prior to such cessation.

2.3          Condition of Participation.  Each Participant, as a condition of participation in the Plan, is bound by all the terms and conditions of the Plan and the Plan Rules, including but not limited to the reserved right of the Company to amend or terminate the Plan, and must furnish to the Administrator such pertinent information, and execute such election forms and other instruments, as the Administrator or Plan Rules may require by such dates as the Administrator or Plan Rules may establish.

2.4          Termination of Participation.  An individual will cease to be a Participant as of the date on which he or she is neither eligible to receive Periodic Options pursuant to Sections 2.2 and 7, nor to make any elections or receive further credits pursuant to Sections 2.2, 5 and 6 and his or her outstanding Periodic Options have been exercised, cancelled or expired and his or her entire Account balances have been distributed.

3.             Participant Cash and Share Accounts.  For each Participant, the Administrator will establish and maintain a Cash Account and a Share Account to evidence amounts credited with respect to the Participant pursuant to Sections 4, 5 and 6.  Subject to Section 8.2(c), each Participant will always have a fully vested nonforfeitable interest in his or her Account. For each Participant, each of the Cash Account and Share Account shall be further divided into the following two Sub-Accounts:  (a) the “Pre-2005 Sub-Account” for amounts that are “deferred” (as such term is defined in the 409A Guidance) as of December 31, 2004 (and earnings thereon), including carryover credits described in Article 4, and (b) the “Post-2004 Sub-Account” for amounts that are deferred after December 31, 2004 (and earnings thereon).

4.             Carryover Credits from Prior Deferred Compensation Plans.  As of the 2001 Annual Meeting Date, the Cash Account and Share Account of each then-current Participant were credited with the amount of cash or Share Units, if any, in such Participant’s corresponding cash account and share account under the Prior Deferred Compensation Plans, and such accounts were reduced to zero.

5.             Compensation and Deferral Credits.

5.1          Share Unit Compensation:  Credits to Share Account.  Each Qualified Director will receive additional annual compensation (the “Share Unit Compensation”) in the form of credits to the Qualified Director’s Share Account.  The amount of the Share Unit Compensation will be expressed in U.S. dollars and determined from time to time by the Board.  A Qualified Director’s Share Account will be credited pursuant to this section as of the last day of each Credit Period (a “Credit Date”) with the number of whole and fractional Share Units equal to the quotient of:  (a) the dollar amount of the Share Unit Compensation allocated to such full Credit Period, divided by (b) the Market Price on the Credit Date.  If a Qualified Director has not served for the entire Credit Period for which the Share Unit Compensation relates, the amount credited to the Qualified Director’s Share Account will be based on the dollar amount of the Share Unit Compensation earned by the Qualified Director during the portion of the Credit Period for which he or she served.  All credits made to the Qualified Director’s Share Account after December 31, 2004 will be made to the Post-2004 Sub-Account.

5.2          Other Director Compensation:  Credits to Cash and Share Accounts.  Elective deferrals of Other Director Compensation will be made in accordance with the following rules:

(a)           Election to Defer Other Director Compensation.  Each Qualified Director may elect, in accordance with this section, to defer the receipt of all or a portion (in increments of ten percent) of his or her Other Director Compensation relating to services performed during an Election Period (or for a newly eligible Qualified Director such shorter period as provided in Section 5.2(b)) in the form of credits to his or her Cash Account and/or Share Account.  Any such deferral election will automatically apply to the Participant’s Other Director Compensation, as the amount of such Other Director Compensation is adjusted from time to time. Notwithstanding the foregoing, all Qualified Directors shall be required to make a deferral election for the 2005 Plan Year and prior elections shall not be given any further force or effect.

(b)           Time of Filing Election.  A deferral election pursuant to this section will not be effective unless it is made on a properly completed election form received by the Administrator before the first day of the Election Period to which the deferral election relates or, in the case of an individual who first becomes a Qualified Director on or after the first day of the Election Period, within 30 days after the date such individual becomes a Qualified Director.  Any election delivered or deemed to be delivered under this Section 5.2(b) applies only to Other Director Compensation relating to services performed after the effective date of the election.

(c)           Allocation of Deferral.  In conjunction with each deferral election made pursuant to this section, a Qualified Director must elect, in accordance with and subject to the Plan Rules, how the deferral is to be allocated (in increments of ten percent only) among his or her Cash Account and Share Account.  The sum of such percentages must not exceed 100 percent.  Any portion of the deferral for which no election is made will be allocated to the Qualified Director’s Cash Account.

(d)           Credits.  Other Director Compensation deferred pursuant to this section will be credited to a Qualified Director’s Cash Account and/or Share Account, as elected, as of the last day of each Credit Period.  Such credits to the Qualified Director’s Cash Account will be in United States dollars equal to the amount of the deferral allocated to each such Account.  Such credits to a Qualified Director’s Share Account will be the number of whole and fractional Share Units determined by dividing the United States dollar amount of the deferral allocated to the Share Account by the Market Price of a Share on the Credit Date.   If a Qualified Director has not served or will not serve for the entire Credit Period for which the Other Director Compensation relates, the amounts credited to the Qualified Director’s Cash Account and/or Share Account, as elected, on the last day of the Credit Period will be based on the amount of the Other Director Compensation that the Qualified Director has earned during the portion of the Credit Period for which he or she served. All credits made to the Qualified Director’s Cash Account and/or Share Account after December 31, 2004 will be made to the respective Post-2004 Sub-Account.

(e)           Succeeding Election Periods.  A deferral election pursuant to this section will remain in effect until revoked or modified for future Election Periods by the Qualified Director by delivering a new deferral election not later than the day before the first Election Period to which the new deferral election relates.

(f)            Irrevocability.  A deferral election for a given Election Period is effective and becomes irrevocable after the latest date by which the deferral election is required to be given to the Administrator for such Election Period.

6.             Earnings Credits.

6.1          Earnings Credits to Cash Accounts.  As of the last day of each Credit Period, and before any credits have been made pursuant to Section 5 on such date, a Participant’s Cash Account will be credited with interest, calculated monthly on the balance in the Cash Account as of the last day of the immediately preceding calendar month at the Prime Rate in effect on that day. Interest will be credited separately for the Pre-2005 Sub-Account and Post-2004 Sub-Account of the Participant’s Cash Account.

6.2          Earnings Credits to Share Accounts.  A Participant’s Share Account will be credited as of the date on which dividends are paid on Shares with that number of whole and fractional Share Units determined by dividing the dollar amount of the dividends that would have been payable to the Participant if the number of Share Units credited to the Participant’s Share Account on the record date for such dividend payment had then been Shares registered in the name of such Participant by the Market Price of a Share on the date as of which the credit is made. Dividends will be credited separately for the Pre-2005 Sub-Account and Post-2004 Sub-Account of the Participant’s Share Account.

7.             Periodic Options.  A Qualified Director may be granted from time to time one or more options to purchase that number of whole Shares as determined by the Board in its sole discretion (“Periodic Options”).  Periodic Options will be granted as of the date specified in the grant resolution of the Board.   The terms of the Periodic Options are set forth in Section 9.

8.             Distributions.

8.1          Distribution of Cash and Share Accounts to a Participant Upon Termination of Service.

(a)           Form of Distribution:  Pre-2005 Sub-Account.  A Participant’s Pre-2005 Sub-Account of his or her Cash Account and Share Account will be distributed as provided in this section in a lump sum payment unless:

(i)            the Participant elects, on a properly completed election form, to receive his or her distribution in the form of annual installment payments for a period of not more than 10 years, and

(ii)           except when cessation results from Disability, the date on which he or she ceases to be a member of the Board follows by more than one year the date on which a properly completed election form is received by the Administrator.

Any election made pursuant to this section may be changed from time to time upon the Administrator’s receipt of a properly completed election form, provided that, unless cessation results from Disability, such change will not be valid and will not have any effect unless it is made more than one year prior to a Participant’s cessation of service as member of the Board.  A new election to change has no effect on any previous election until the new election becomes effective, at which time any previous election will automatically be void.  (For example, if the Administrator receives an election to change on July 1 of year 1 and another election on September 1 of year 1, the July 1 election will become effective on July 1 of year 2 and will remain in effect through August 30 of year 2.  On September 1 of year 2, the September 1 election will become effective.)  Any election made pursuant to this section will apply to the entire balance of the Participant’s Pre-2005 Sub-Accounts of his or her Cash and Share Accounts attributable to credits with respect to the period through the date on which he or she ceases to be a member of the Board.  If a Participant has a valid election in effect under any Prior Deferred Compensation Plan, such Participant’s prior election will automatically be deemed to be the Participant’s election under this section unless and until a new election is made and has become effective.  Any distribution from a Participant’s Pre-2005 Sub-Account of his or her Cash Account will be made in cash only.  Subject to Section 13, any distribution from a Participant’s Pre-2005 Sub-Account of his or her Share Account will be made in whole Shares only, rounded up to the next whole Share.

(b)           Form of Distribution:  Post-2004 Sub-Account.  A Participant’s Post-2004 Sub-Account of his or her Cash Account and Share Account will be distributed as follows:

(i)            for deferrals (and earnings thereon) credited for periods prior to January 1, 2014, as a lump sum payment.

(ii)           for deferrals (and earnings thereon) credited for periods after December 31, 2013, as a lump sum payment unless the Participant elects, on a properly completed election form filed with the Administrator

(A)          on or before December 31, 2013, with respect to his or her deferral credits (and earnings thereon) relating to compensation earned for services after December 31, 2013, or

(B)          at the time the Qualified Director first becomes eligible to participate in the Plan and makes his or her initial deferral election pursuant to Section 5.2,

to receive his or her distribution in the form of annual payments for a period of ten (10) years.

(iii)          A Participant may elect to change the form of benefit under Clause (i) or (ii).  Any such change will be considered made only when it becomes irrevocable under the terms of the Plan.  Any subsequent election will be considered irrevocable on the date it is received and accepted by the Administrator (but not later than fifteen (15) days following receipt) subject to the following:

(A)          the subsequent election may not take effect until at least twelve (12) months after the date on which the election is made;

(B)          the election must be made not less than twelve (12) months before the date the payment is otherwise scheduled to be paid; and

(C)          the payment (except in the case of death, Disability or Unforeseeable Emergency) of the Participant’s Post-2004 Sub-Account (or, if applicable, the portion of such account) pursuant to such subsequent election shall be made or commence to be made on the date that is five (5) years after the date the payment would otherwise be paid (or for installment payments treated as a single payment, the date the first amount was otherwise scheduled to be paid).

Any distribution from a Participant’s Post-2004 Sub-Account of his or her Cash Account will be made in cash only.  Subject to Section 13, any distribution from a

Participant’s Post-2004 Sub-Account of his or her Share Account will be made in whole Shares only, rounded up to the next whole Share.

(c)           Time of Distribution:  Pre-2005 Sub-Account.  Distribution of a Participant’s Pre-2005 Sub-Account to a Participant will be made (to the extent a distribution is in the form of a lump sum) or commence (to the extent a distribution is in the form of installments) as soon as administratively practicable after the next Credit Date after the Participant ceases to be a member of the Board; provided that if a lump sum distribution from a Participant’s Share Account would otherwise be made after the record date for a dividend but before the payment date for such dividend, the distribution will be delayed and made as soon as administratively practicable after the earnings credits have been made to the Share Account pursuant to Section 6.2 on the payment date of the dividend.

(d)           Time of Distribution:  Post-2004 Sub-Account.  Distribution of a Participant’s Post-2004 Sub-Account will be made (to the extent a distribution is in the form of a lump sum) or commence (to the extent a distribution is in the form of installments) on the next Credit Date after the Participant’s Termination of Service or as soon as administratively practicable (but not more than 90 days) after such Credit Date and, for subsequent installment distributions, on the annual anniversary of such Credit Date, provided if a distribution from a Participant’s Share Account would otherwise be made after the record date for a dividend but before the payment date for such dividend, the distribution may be delayed and made as soon as administratively practicable after the earnings credit has been made to the Share Account pursuant to Section 6.2 on the payment date of the dividend, provided the distribution is made within 90 days after such Credit Date.

If, at his or her Termination of Service, a Participant is considered to be a “specified employee,” as defined under Code Section 409A and the Ecolab Inc. Administrative Document for Non-Qualified Benefit Plans, as amended, distribution of amounts that would otherwise be payable will be suspended until the date that is six months after the Participant’s Termination of Service, or if earlier, upon the Participant’s death.

8.2          Other Distributions from Cash and Share Accounts to a Participant.  The provisions of this section will apply notwithstanding Section 8.1 or any election by a Participant to the contrary.

(a)           Withdrawals Due to Unforeseeable Emergency.  A distribution will be made to a Participant from his or her Account if the Participant submits a written distribution request to the Administrator and the Administrator determines that the Participant has experienced an Unforeseeable Emergency.  The amount of the distribution may not exceed the lesser of:

(i)            the amount necessary to satisfy the emergency, as determined by the Administrator, or

(ii)           the sum of the balances of the Participant’s Accounts as of the date of the distribution, as the case may be.

Payments made on account of an Unforeseeable Emergency will not be made to the extent that such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent that such liquidation would not itself cause severe financial hardship) or, to the extent permitted by Code Section 409A, by cessation of deferrals under Section 5.2.  Any distribution pursuant to this section will be made as soon as administratively practicable after the Administrator’s determination that the Participant has experienced an Unforeseeable Emergency and in the form of a lump sum payment that is in cash from the Cash Account and in Shares from the Share Account (rounded up to the next whole Share).  Any distribution pursuant to this section will be made first from the Participant’s Cash Account, then from the Participant’s Share Account.

(b)           Small Benefits.

(i)            Cash Account.  Each installment distribution to a Participant who has ceased to be a member of the Board will be at least $2,500 or such smaller amount that equals the balance of the Participant’s Cash Account.

(ii)           Share Account.  If the balance of the Share Account of a Participant who has ceased to be a member of the Board is fewer than 100 Share Units as of the day of any installment distribution, such remaining balance will be distributed to the Participant in the form of a lump sum distribution, that will consist of the number of Shares equal to the number of Share Units credited to the Share Account as of that date, rounded up to the next whole Share, as soon as administratively practicable.  Each installment distribution to a Participant who has ceased to be a member of the Board must be at least 100 Share Units or such smaller number of Share Units that remains in the Participant’s Share Account.

(c)           Accelerated Distribution.  A Participant may, at any time, elect an immediate distribution of his or her Pre-2005 Sub-Accounts of his or her Cash and Share Accounts in an amount equal to 90 percent of the sum of the balances of the Pre-2005 Sub-Accounts of his or her Cash and Share Accounts as of the date of the distribution, in which case the remaining balances of such Pre-2005 Sub-Accounts of his or her Cash and Share Accounts will be forfeited.  The distribution will be made in the form of a lump sum payment as soon as administratively practicable after the Administrator’s receipt of a written application in the form prescribed by the Administrator.  Any distribution pursuant to this section from a Participant’s Pre-2005 Sub-Accounts of his or her Cash Account will be made in cash.  Any distribution pursuant to this section from a Participant’s Pre-2005 Sub-Accounts of his or her Share Account will be made in whole Shares (rounded up to the next whole Share).  The balance of the Pre-2005 Sub-Accounts of his or her Cash or Share Accounts from which a distribution is made will be reduced to zero as of the date of the distribution.

No distribution of a Participant’s Post-2004 Sub-Accounts of his or her Cash or Share Accounts will be allowed under this Section 8.2(c).

(d)           Payment in Event of Incapacity.  If any individual entitled to receive any payment under the Plan is, in the judgment of the Administrator, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Administrator may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Administrator: the Beneficiary (in the case of the incapacity of a Participant); the institution maintaining the individual; a custodian for the individual under the Uniform Transfers to Minors Act of any state; or the individual’s spouse, child, parent, or other relative by blood or marriage.  The Administrator is not required to see to the proper application of any such payment, and the payment completely discharges all claims under the Plan against the Company, the Plan and the Trust to the extent of the payment.

(e)           Reduction of Account Balance.  Except as specified in the case of accelerated distributions pursuant to Section 8.2(c), the balance of the Sub-Account of the Cash or Share Account from which a distribution is made will be reduced, as of the date of the distribution, by the cash amount or number of Shares distributed, as the case may be.

8.3          Distribution of Cash and Share Accounts to a Beneficiary Upon Death of a Participant.

(a)           Form.  Following a Participant’s death, the balances of the Participant’s Cash and Share Accounts will be distributed to the Participant’s Beneficiary in a lump sum payment whether or not payments had commenced to the Participant in the form of installments prior to his or her death, to the extent permitted by Code Section 409A, unless, with respect to the Participant’s Post-2004 Sub-Account, the Participant had elected, on a properly completed election form at the time the installment distribution form was elected, to have the installment distribution to his or her Beneficiary commence or continue following his or her death.  Any distribution from a Participant’s Cash Account will be made in cash and any distribution from a Participant’s Share Account will be made in whole Shares, rounded up to the next whole Share.

(b)           Time.  Distribution to a Beneficiary will be made as soon as administratively practicable after the next Credit Date after the date on which the Administrator receives notice of the Participant’s death; provided that if a distribution from the Participant’s Share Account would otherwise be made after the record date for a dividend but before the payment date for such dividend, the distribution will be delayed and made as soon as administratively practicable after the earnings credits have been made to the Share Account pursuant to Section 6.2 on the payment date of the dividend. Distribution of a Participant’s Post-2004 Sub-Account to a Beneficiary will be made as soon as administratively practicable but not later than 90 days after the next Credit Date after the date of the Participant’s death; provided that if a distribution from the Participant’s Share Account would otherwise be made after the record date for a dividend but before the payment date for such dividend, the distribution may be delayed and made as soon as administratively practicable after the earnings credit has been made to the Share Account pursuant to Section 6.2 on the payment date of the dividend, but in no event later than 90 days after the next Credit Date after the Participant’s death.  Notwithstanding the preceding, if distribution to the Participant in the form of installment payments had commenced prior to the Participant’s death and the Participant had elected, in accordance with Section 8.3(a), to have such installment payments continue to the Beneficiary, such payments will be made at the same time installment payments were scheduled to be made to the Participant.

(c)           Beneficiary Designation.

(i)            Each Participant may designate, in a form prescribed by the Administrator, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of the balance of his or her Cash or Share Accounts after his or her death, and the Participant may change or revoke any such designation from time to time.  No such designation, change or revocation is effective unless signed by the Participant and received by the Administrator during the Participant’s lifetime.  If a Participant has a valid designation in effect under any Prior Deferred Compensation Plan, such Participant’s prior designation will automatically be deemed to be the Participant’s designation under this section unless and until a new designation is made and has become effective.

(ii)           Any portion of a Participant’s Cash and Share Accounts for which the Participant fails to designate a Beneficiary, revokes a Beneficiary designation without naming another Beneficiary or designates one or more Beneficiaries, none of whom survives the Participant or exists at the time in question, will be paid to the Participant’s surviving spouse or, if the Participant is not survived by a spouse, to the representative of the Participant’s estate.

(iii)          The automatic Beneficiaries specified above and, unless the designation otherwise specifies, the Beneficiaries designated by the Participant, become fixed as of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of the payment due such Beneficiary, the payment will be made to the representative of such Beneficiary’s estate.  Any designation of a Beneficiary by name that is accompanied by a description of the legal relationship or only by a statement of legal relationship to the Participant is effective only to designate the person or persons standing in such legal relationship to the Participant at the Participant’s death.

8.4          Distribution of Post-2004 Sub-Accounts of Cash and Share Accounts Upon Disability of a Participant.

(a)           Form.  Following a Participant’s Disability, the balances of the Participant’s Post-2004 Sub-Accounts of his or her Cash and Share Accounts will be distributed to the Participant in a lump sum payment whether or not payments had commenced to the Participant in the form of installments prior to his or her Disability, unless, with respect to the Participant’s Post-2004 Sub-Account, the Participant had elected, on a properly completed election form at the time the installment distribution form was elected, to have the installment distribution to his or her Beneficiary commence or continue following his or her death.   Any distribution from a Participant’s Cash Account will be made in cash and any distribution from a Participant’s Share Account will be made in whole Shares, rounded up to the next whole Share.

(b)           Time.  Distribution of a Participant’s Post-2004 Sub-Account will be made on the next Credit Date following the Participant’s Disability or as soon as administratively practicable (but not later than 90 days) after such Credit Date; provided that if a distribution from the Participant’s Share Account would otherwise be made after the record date for a dividend but before the payment date for such dividend, the distribution may be delayed and made as soon as administratively practicable after the earnings credit has been made to the Share Account pursuant to Section 6.2 on the payment date of the dividend, provided distribution is made not later than 90 days after the next Credit Date after the Participant’s Disability.  Notwithstanding the preceding, if distribution to the Participant in the form of installment payments had commenced prior to the Participant’s death and the Participant had elected, in accordance with Section 8.4(a), to have such installment payments continue to the Beneficiary, such payments will be made at the same time installment payments were scheduled to be made to the Participant.

(c)           Effective Date.  This Section 8.4 is effective for any Disability arising after October 1, 2013.

8.5          Amount of Distribution.

(a)           Amount of Distribution for Cash Account.

(i)            Lump Sum.  The amount of a lump sum payment from a Participant’s applicable Sub-Account of his or her Cash Account will be equal to the balance of the applicable Sub-Account of his or her Cash Account to which the lump sum distribution form applies as of the date of distribution.

(ii)           Installments.  The amount of each installment payment from a Participant’s Pre-2005 Sub-Account of the Cash Account will be determined by dividing the balance of the Pre-2005 Sub-Account of the Cash Account as of the date of distribution for such installment payment by the total number of remaining payments (including the current payment).  The amount of each installment payment from a Participant’s Post-2004 Sub-Account of the Cash Account will be determined by dividing the balance of the Post-2004 Sub-Account of the Cash Account to which the installment distribution form applies as of the date of distribution for such installment payment by the total number of the remaining payments (including the current payment).

(b)           Amount of Distribution for Share Account.

(i)            Lump Sum.  A lump sum payment from a Participant’s applicable Sub-Account of his or her Share Account will consist of the number of Shares equal to the number of Share Units credited to the applicable Sub-Account of his or her Share Account to which the lump sum distribution form applies as of the date of distribution, rounded up to the next whole Share.

(ii)           Installments.  Each installment payment from a Participant’s Pre-2005 Sub-Account of the Share Account will consist of the number of Shares determined by dividing the number of whole Share Units credited to the Pre-2005 Sub-Account of the Share Account to which the installment distribution form applies as of the distribution date for such installment distribution by the total number of remaining payments (including the current payment) and rounding the quotient up to the next whole Share.  Each installment payment from a Participant’s Post-2004 Sub-Account of the Share Account will consist of the number of Shares determined by dividing the number of whole Share Units credited to the Post-2004 Sub-Account that are subject to the installment distribution form as of the date of distribution for such installment payment by the total number of the remaining payments (including the current payment) and rounding the quotient up to the next whole Share.

(c)           Reduction of Account Balance.  The balance of the applicable Sub-Account of the Cash or Share Account from which a distribution is made will be reduced, as of the date of distribution, by the cash amount or number of Shares distributed.

9.             Terms of Options Granted Under the Plan.  All Periodic Options granted under the Plan will be governed by the following terms and conditions:

9.1          Non-Statutory Options.  All Periodic Options granted under the Plan will be non-statutory stock options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended to date and as may be amended from time to time (the “Code”).

9.2          Option Exercise Price.  The exercise price per Share purchasable under a Periodic Option granted under the Plan will be equal to 100% of the Market Price on the date of grant of the Periodic Option.

9.3          Exercisability of Options.  Each Periodic Option granted under the Plan will become exercisable, on a cumulative basis, as to 25% of the Shares (excluding any fractional portion less than one share), on the last day of each of the first, second and third three-month periods following its Date of Grant and as to the remaining Shares on the last day of the fourth three-month period following the Date of Grant; provided, however, that if a Change in Control of the Company occurs then such Periodic Option will become immediately exercisable in full.

9.4          Duration of Options.  Each Periodic Option granted under the Plan will terminate ten years after its Date of Grant; provided, however, that if the Participant ceases to serve as a director of the Company for any reason, then the Periodic Option will remain exercisable to the extent exercisable as of such cessation of service until the earlier of the expiration of five years after the date the Participant ceased to serve as a director of the Company or the remaining term of the Periodic Option.

9.5          Manner of Option Exercise.  A Periodic Option granted under the Plan may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan, by delivering in person, by facsimile or electronic transmission or through the mail notice of exercise to the Company at its principal executive office in St. Paul, Minnesota, and by paying in full the total exercise price for the Shares to be purchased in accordance with Section 9.6.  Such notice will specify the particular Periodic Option that is being exercised (by the date of grant and total number of Shares subject to the Periodic Option) and the number of Shares with respect to which the Periodic Option is being exercised.

9.6          Payment of Exercise Price.  The total purchase price of the shares to be purchased upon exercise of a Periodic Option granted under the Plan will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Administrator, in its sole discretion and upon terms and conditions established by the Administrator, may allow such payments to be made, in whole or in part, by tender of a Broker Exercise Notice, by tender, or attestation as to ownership, of Previously Acquired Shares, or by a combination of such methods.  For purposes of such payment, Previously Acquired Shares tendered or covered by an attestation will be valued at the Market Price on the exercise date.

9.7          Restrictions on Transfer.

(a)           Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by Sections 9.7(b) and (c), no right or interest of any Participant in a Periodic Option granted under the Plan prior to the exercise of such Periodic Option will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(b)           A Participant will be entitled to designate a beneficiary to receive a Periodic Option granted under the Plan upon such Participant’s death, and in the event of a Participant’s death, payment of any amounts due under the Plan will be made to, and exercise of any Periodic Options (to the extent permitted pursuant to Section 13) may be made by, the Participant’s legal representatives, heirs and legatees.

(c)           A Participant who is a director of the Company will be entitled to transfer all or a portion of a Periodic Option granted under the Plan, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.  Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer.  A permitted transfer may be conditioned upon such requirements as the Administrator may, in its sole discretion, determine, including, but not limited to execution and/or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.

9.8          Rights as a Stockholder.  No Participant will have any rights as a stockholder with respect to any Shares covered by a Periodic Option granted under the Plan until the Participant has exercised such Periodic Option, paid the exercise price and become the holder of record of such Shares, and, except as otherwise provided in Section 17.3, no adjustments will be made for dividends or other distributions or other rights as to which there is a record date preceding the date the Participant becomes the holder of record of such Shares.

9.9          Cash Payment for Options.  If a Change in Control of the Company occurs, then the Board, without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Periodic Options granted under the Plan will receive, with respect to some or all of the Shares subject to such Periodic Options, as of the effective date of any Change in Control of the Company, cash in an amount equal to the excess of the Market Price of such Shares immediately prior to the effective date of such Change in Control of the Company over the exercise price per share of such Periodic Options.

10.          Effects of Actions Constituting Cause.  Notwithstanding anything in the Plan to the contrary, if a Participant is determined by the Board, acting in its sole discretion, to have committed any action which would constitute Cause as defined in Section 15.8, irrespective of whether such action or the Board’s determination occurs before or after such Participant ceases to serve as a director of the Company, all rights of the Participant under the Plan attributable to unexercised Periodic Options granted under Section 9 and any agreements evidencing a Periodic Option then held by the Participant will terminate and be forfeited without notice of any kind.  Benefits attributable to amounts credited to a Participant’s Account pursuant to Sections 4 and 5 and any earnings credited with respect to such amounts pursuant to Sections 6.1 and 6.2 will not be forfeited.

11.          Source of Payments; Nature of Interest.

11.1        Establishment of Trust.  The Company may establish a Trust with an independent corporate trustee.  The Trust must be a grantor trust with respect to which the Company is treated as grantor for purposes of Code Section 677 and must provide that, upon the insolvency of the Company, Trust assets will be used to satisfy claims of the Company’s general creditors.  The Company will pay all taxes of any and all kinds whatsoever payable in respect of the Trust assets or any transaction with respect to the Trust assets.  The Company may from time to time transfer to the Trust cash, marketable securities or other property acceptable to the Trustee in accordance with the terms of the Trust. The trustee of the Trust shall not be permitted to locate any portion of the Trust assets outside of the United States in violation of Section 409A(b)(1) of the Code.

11.2        Source of Payments.  The Trustee will make distributions to Participants and Beneficiaries from the Trust in satisfaction of the Company’s obligations under the Plan in accordance with the terms of the Trust.  The Company is responsible for paying, from its general assets, any benefits attributable to a Participant’s Account that are not paid by the Trust.

11.3        Status of Plan.  Nothing contained in the Plan or Trust is to be construed as providing for assets to be held for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of the Plan, the Participant’s or other person’s only interest under the Plan being the right to receive the benefits set forth herein.  The Trust is established only for the convenience of the Company and the Participants, and no Participant has any interest in the assets of the Trust prior to distribution of such assets pursuant to the Plan.  Until such time as Shares are distributed to a Participant, Beneficiary of a deceased Participant or other person, he or she has no rights as a shareholder with respect to any Share Units credited to a Share Account pursuant to the Plan.  To the extent that the Participant or any other person acquires a right to receive benefits under the Plan or the Trust, such right is no greater than the right of any unsecured general creditor of the Company.

11.4        Non-Assignability of Benefits.  Except as provided in Section 9.7, the benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process.

12.          Payment of Withholding Taxes.

12.1        General Rules.  The Company and the Trustee are entitled to (a) withhold and deduct from any compensation, deferral and/or benefit payment pursuant to the Plan and other amounts that may be due and owing to the Participant or Beneficiary from the Company, or make other arrangements for the collection of, all amounts the Company reasonably determines are necessary to satisfy any and all federal, state and local withholding and other tax requirements attributable to the Plan and a Periodic Option, including, without limitation, the grant or exercise of a Periodic Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any Shares, with respect to a Periodic Option.

12.2        Special Rules.  The Company or the Trustee, as the case may be, in its sole discretion and upon terms and conditions established by the Company or the Trustee, as the case may be, may permit or require a Participant to satisfy, in whole or in part, any withholding or other tax obligation described in Section 12.1 by having such amounts withheld from any compensation, deferral and/or benefit payment pursuant to the Plan, by remitting such amounts to the Company or the Trustee, by electing to tender, or attest as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such methods.  For purposes of satisfying a Participant’s withholding or other tax obligation, Previously Acquired Shares tendered or covered by an attestation will be valued at their Market Price.

13.          Securities Law and Other Restrictions.  Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan to the contrary, neither the Company nor the Trustee is required to issue or distribute any Shares under the Plan, and a Participant or distributee may not sell, assign, transfer or otherwise dispose of Shares issued or distributed pursuant to the Plan, unless (a) there is in effect with respect to such Shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Company, in its sole discretion, deems necessary or advisable.  The Company or the Trustee may condition such issuance, distribution, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Shares, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

14.          Amendment and Termination.

14.1        Amendment.

(a)           The Company reserves the right to amend the Plan at any time to any extent that it may deem advisable.  To be effective, an amendment must be stated in a written instrument approved in advance or ratified by the Board and executed in the name of the Company by its Chief Executive Officer or President and attested by the Secretary or an Assistant Secretary.

(b)           An amendment adopted in accordance with Section 14.1(a) is binding on all interested parties as of the effective date stated in the amendment; provided, however, that no amendment will have any retroactive effect so as to deprive any Participant, or the Beneficiary of a deceased Participant, of any benefit to which he or she is entitled under the terms of the Plan in effect immediately prior to the effective date of the amendment, determined as if such Participant had terminated service as a director immediately prior to the effective date of the amendment.  Without limiting the foregoing, the amendments to this Plan effective May 1, 2004: (i) will not affect the rights of Participants to receive a grant of Elective Options on the Annual Meeting Date in 2004 (or on any earlier termination of service) with respect to deferrals into their Option Cash Accounts, and (ii) will not affect the terms of Elective Options so granted or otherwise outstanding at the time of amendment (including the right to receive Reload Options upon exercise), subject,  in each case, to the terms and conditions of the Plan as previously in effect (including definitions of the foregoing capitalized terms not otherwise defined in this amended Plan).

(c)           Without limiting Section 14.1(a), the Company reserves the right to amend the Plan to change the method of determining the earnings credited to Participants’ Accounts pursuant to Sections 6.1 and 6.2 and to apply such new method not only with respect to the portion of the Accounts attributable to credits made after the date on which such amendment is adopted but also with respect to the portion of the Accounts attributable to credits made prior to the date on which such amendment is adopted and regardless of whether such new method would result in materially lower earnings credits than the old method.

(d)           The provisions of the Plan in effect at the termination of a Participant’s service as a director will, except as otherwise expressly provided by a subsequent amendment, continue to apply to such Participant.

(e)           Notwithstanding the other provisions in this Section 14.1, including any limitation on the right of the Company to amend the Plan in Section 14.1(b), the Company will have the right to amend the Plan as it deems necessary or reasonable (as determined in the sole discretion of the Company) to comply with the requirements of Code Section 409A.

14.2        Termination.  The Company reserves the right to terminate the Plan at any time.  The Plan will terminate as of the date specified by the Company in a written instrument by its authorized officers to the Administrator, adopted in the manner of an amendment.  Upon the termination of the Plan, any benefits to which Participants have become entitled prior to the effective date of the termination will continue to be paid in accordance with the provisions of Section 8.  No termination, suspension or amendment of the Plan may adversely affect any outstanding Periodic Option without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Administrator to take whatever action it deems appropriate under Sections 9 and 17.3 of the Plan.  Periodic Options outstanding upon termination of the Plan may continue to be exercised in accordance with their terms.

15.          Definitions.  The definitions set forth in this Section 15 apply unless the context otherwise indicates.

15.1        Account.  “Account” means the bookkeeping account or accounts maintained with respect to a Participant pursuant to Section 3. Within each Account or Sub-Account, separate subaccounts shall be maintained to the extent the Administrator determines it to be necessary or desirable for the administration of the Plan.

15.2        Administrator.  The “Administrator” of the Plan is the Compensation Committee of the Board or such other committee or person to whom administrative duties are delegated pursuant to the provisions of Section 16.1, as the context requires.

15.3        Annual Meeting Date.  “Annual Meeting Date” means the date on which the annual meeting of the Company’s stockholders is held.

15.4        Beneficiary.  “Beneficiary” with respect to a Participant is the person designated or otherwise determined under the provisions of Section 8.3 as the distributee of benefits payable after the Participant’s death.  A person designated or otherwise determined to be a Beneficiary under the terms of the Plan has no interest in or right under the Plan until the Participant in question has died.  A person will cease to be a Beneficiary on the day on which all benefits to which he, she or it is entitled under the Plan have been distributed.

15.5        Board.  “Board” means the board of directors of the Company.

15.6        Broker Exercise Notice.  “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer or their nominee.

15.7        Cash Account.  “Cash Account” means an Account to which deferred amounts are credited pursuant to Sections 4 and 5.2 and earnings thereon are credited pursuant to Section 6.1 in U.S. dollars. As provided under Section 3, the Cash Account will include a Pre-2005 Sub-Account and Post-2004 Sub-Account.

15.8        Cause.  “Cause” means dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any subsidiary or any material breach of any confidentiality or non-compete agreement entered into with the Company or any subsidiary.

15.9        Change in Control.  “Change in Control” will be deemed to have occurred if the event set forth in any one of the following paragraphs will have occurred:

(a)           any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes, including pursuant to a tender or exchange offer for shares of Common Stock pursuant to which purchases are made, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities, other than in a transaction arranged or approved by the Board prior to its occurrence; provided, however, that if any such person will become the beneficial owner, directly or indirectly, of securities of the Company representing 34% or more of the combined voting power of the Company’s then outstanding securities, a Change in Control will be deemed to occur whether or not any or all of such beneficial ownership is obtained in a transaction arranged or approved by the Board prior to its occurrence, and other than in a transaction in which such person will have executed a written agreement with the Company (and approved by the Board) on or prior to the date on which such person becomes the beneficial owner of 25% or more of the combined voting power of the Company’s then outstanding securities, which agreement imposes one or more limitations on the amount of such person’s beneficial ownership of shares of Common Stock, if, and so long as, such agreement (or any amendment thereto approved by the Board provided that no such amendment will cure any prior breach of such agreement or any amendment thereto) continues to be binding on such person and such person is in compliance (as determined by the Board in its sole discretion) with the terms of such agreement (including such amendment); provided, however, that if any such person will become the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, a Change in Control will be deemed to occur whether or not such beneficial ownership was held in compliance with such a binding agreement, and provided further that the provisions of this subparagraph (a) will not be applicable to a transaction in which a corporation becomes the owner of all the Company’s outstanding securities in a transaction which complies with the provisions of subparagraph (c) of this section (e.g., a reverse triangular merger); or

(b)                                 during any 36 consecutive calendar months, individuals who constitute the Board on the first day of such period or any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the first day of such period, or whose appointment, election or nomination for election was previously so approved or recommended, shall cease for any reason to constitute at least a majority thereof; or

(c)                                  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, and in which no “person” (as defined under subparagraph (a) above) acquires 50% or more of the combined voting power of the securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger or consolidation; or

(d)                                 the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

15.10                 Code.  “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a specific provision of the Code includes a reference to that provision as it may be amended from time to time and to any successor provision.

15.11                 Company.  “Company” means Ecolab Inc.

15.12                 Credit Date.  “Credit Date” means the date on which compensation, deferral and earnings credits to a Cash or Share Account are made pursuant to Sections 5 and 6, which is usually on the last day of a Credit Period.

15.13                 Credit Period.  “Credit Period” means a period of one calendar quarter, beginning on each January 1, April 1, July 1, and October 1 and ending on each March 31, June 30, September 30 and December 31; provided, however, that the first Credit Period following the May 1, 2004 amendments to this Plan shall commence as of such date and end on June 30, 2004.

15.14                 Disability.   “Disability” means:

(a)                                 For purposes of Section 8.1(a), the total disability of a Qualified Director.  Such total disability will be deemed to have occurred if the Administrator finds on the basis of medical evidence satisfactory to it that the Qualified Director is prevented from engaging in any suitable gainful employment or occupation and that such disability will be permanent and continuous during the remainder of his or her life; and

(b)                                 For purposes of Section 8.4, that, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Participant is unable to engage in any substantial gainful activity.

15.15                 Election Period.  “Election Period” means a period of one calendar year, commencing on each January 1 and ending on each December 31; provided, however, that the first Election Period following the May 1, 2004 amendments to this Plan shall commence as of such date and end on December 31, 2004.

15.16                 Market Price.  “Market Price” means the average of the high and low sale prices of a Share during the regular trading session on a specified date or, if Shares were not then traded, during the regular trading session on the most recent prior date when Shares were traded, all as quoted in The Wall Street Journal reports of New York Stock Exchange - Composite Transactions.

15.17                 Option Exercise Shares.  “Option Exercise Shares” means Shares that are issuable upon the exercise of a Periodic Option that is: (i) currently held by, or later issued to, an individual who is a Qualified Director as of October 31, 2008; or (ii) issued after October 31, 2008 to an individual who subsequently becomes a Qualified Director after October 31, 2008.  For purposes of Section 9.6, Option Exercise Shares will be valued at the Market Price on the exercise date.

15.18                 Other Director Compensation.  “Other Director Compensation” means all cash amounts payable by the Company to a Qualified Director for his or her services to the Company as a Qualified Director, (a) including, without limitation, the Retainer and fees specifically paid for attending regular or special meetings of the Board and Board committees or for acting as the chair of a committee, but (b) excluding expense allowances or reimbursements and insurance premiums.

15.19                 Participant.  “Participant” is a current or former Qualified Director who has been granted a Periodic Option under the Plan or whose Account amounts have been credited pursuant to Section 4, 5 or 6 and who has not ceased to be a Participant pursuant to Section 2.4.

15.20                 Periodic Option.  “Periodic Option” means an option to purchase Shares granted to Qualified Directors from time to time pursuant to Section 7.

15.21                 Plan.  “Plan” means the Ecolab Inc. 2001 Non-Employee Director Stock Option and Deferred Compensation Plan, as from time to time amended or restated.

15.22                 Plan Rules.  “Plan Rules” are rules, policies, practices or procedures adopted by the Administrator pursuant to Section 16.2.

15.23                 Previously Acquired Shares.  “Previously Acquired Shares” means Shares that (i) are already owned by the Participant and that are, by virtue of the Participant’s holding period or other attributes, acceptable to the Administrator; or (ii) are Option Exercise Shares.

15.24                 Prime Rate.  “Prime Rate” means the Bloomberg Prime Rate Composite (“Prime Rate by Country US—BB Comp”).

15.25                 Prior Deferred Compensation Plans.  “Prior Deferred Compensation Plans” means the Company’s 1997 Non-Employee Director Deferred Compensation Plan, as amended, and the Company’s Deferred Compensation Plan for Non-Employee Directors, as amended.

15.26                 Qualified Director.  “Qualified Director” means an individual who is a member of the Board and who is not an employee of the Company or any of its subsidiaries.

15.27                 Retainer.  “Retainer” means the amount payable by the Company to a Qualified Director for holding office as a Qualified Director, exclusive of fees specifically paid for attending regular or special meetings of the Board and Board committees, fees for acting as chair of the Board or a Board committee, expense allowances or reimbursements, insurance premiums, charitable gift matching contributions and any other payments that are determined by reference to factors other than holding office as a Qualified Director.

15.28                 Securities Act.  “Securities Act” means the Securities Act of 1933, as amended.  Any reference to a specific provision of the Securities Act includes a reference to that provision as it may be amended from time to time and to any successor provision.

15.29                 Share Account.  “Share Account” means an Account to which credits are made pursuant to Section 5.1, deferred amounts are credited pursuant to Sections 4 and 5.2 and earnings are credited pursuant to Section 6.2 in Share Units.  As provided under Section 3, the Share Account will include a Pre-2005 Sub-Account and Post-2004 Sub-Account.

15.30                 Share Unit Compensation.  “Share Unit Compensation” means the compensation paid to Qualified Directors in the form of credits to their Share Accounts pursuant to Section 5.1.

15.31                 Share Units.  “Share Units” means a unit credited to a Participant’s Share Account pursuant to Sections 4, 5.1, 5.2 and 6.2, each of which represents the economic equivalent of one Share.  A Participant will not have any rights as a stockholder with respect to Share Units until the Participant is distributed Shares pursuant to Section 8 of the Plan.

15.32                 Shares.  “Shares” means shares of common stock of the Company, $1.00 par value, or such other class or kind of shares or other securities as may be applicable pursuant to Section 17.3.

15.33                 Sub-Account.  “Sub-Account” refers to the Participant’s Pre-2005 Sub-Account, accounting for those amounts deferred into the Plan prior January 1, 2005 (and related earnings credits), the Participant’s Post-2004 Sub-Account, accounting for those amounts deferred into the Plan after December 31, 2004 (and related earnings), or both as the context requires. Within each Sub-Account, separate subaccounts shall be maintained to the extent the Administrator determines it to be necessary or desirable for the administration of the Plan.

15.34                 Termination of Service.  For purposes of distribution of a Participant’s Post-2004 Sub-Account, ‘Termination of Service’ means the individual has ceased to be a member of the Board and has ceased to provide services as an independent contractor (including as a member of the board of directors) of the Company and any other entity with whom the Company would be treated as a single employer under Section 414(b) or 414(c) of the Code.  In all cases, the individual’s Termination of Service must constitute a ‘separation from service’ under Section 409A of the Code.

15.35                 Trust.  “Trust” means any trust or trusts established by the Company pursuant to Section 11.1 of the Plan.

15.36                 Trustee.  “Trustee” means the independent corporate trustee or trustees that at the relevant time has or have been appointed to act as Trustee of the Trust.

15.37                 Unforeseeable Emergency.  With respect to a Participant’s Post-2004 Sub-Accounts, “Unforeseeable Emergency” shall mean an event which results in a severe financial hardship to the Participant as a consequence of (1) an illness or accident of the Participant, the Participant’s spouse,  or a dependent within the meaning of Code Section 152, (2) loss of the Participant’s property due to casualty or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  With respect to a Participant’s Pre-2005 Sub-Accounts, “Unforeseeable Emergency” shall mean an unanticipated emergency that is caused by an event beyond the Participant’s control resulting in a severe financial hardship that cannot be satisfied through other means.  The existence of an Unforeseeable Emergency will be determined by the Administrator.

16.                               Administration.

16.1                        Administrator.  The general administration of the Plan and the duty to carry out its provisions will be vested in the Compensation Committee of the Board or such other Board committee as may be subsequently designated as Administrator by the Board.  Such committee may delegate such duty or any portion thereof to a named person and may from time to time revoke such authority and delegate it to another person.

16.2                        Plan Rules and Regulations.  The Administrator has the discretionary power and authority to make such Plan Rules as the Administrator determines to be consistent with the terms, and advisable in connection with the administration, of the Plan and to modify or rescind any such Plan Rules.  In addition, the Administrator has the discretionary power and authority to limit or modify application of Plan provisions and Plan Rules as the Administrator determines to be advisable to facilitate tax deferral treatment (or accommodate the unavailability thereof) for Options granted to, or amounts credited with respect to, non-U.S. resident Participants.

16.3                        Administrator’s Discretion.  The Administrator has the sole discretionary power and authority to make all determinations necessary for administration of the Plan, except those determinations that the Plan requires others to make, and to construe, interpret, apply and enforce the provisions of the Plan and Plan Rules whenever necessary to carry out its intent and purpose and to facilitate its administration, including, without limitation, the discretionary power and authority to remedy ambiguities, inconsistencies, omissions and erroneous benefit calculations.  In the exercise of its discretionary power and authority, the Administrator will treat all similarly situated persons uniformly.

16.4                        Specialist’s Assistance.  The Administrator may retain such actuarial, accounting, legal, clerical and other services as may reasonably be required in the administration of the Plan, and may pay reasonable compensation for such services.  All costs of administering the Plan will be paid by the Company.

16.5                        Indemnification.  The Company agrees to indemnify and hold harmless, to the extent permitted by law, each director, officer and employee of the Company and any subsidiary or affiliate of the Company against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services in connection with the Plan, but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises.  The Company has the right, but not the obligation, to select counsel and control the defense and settlement of any action for which a person may be entitled to indemnification under this provision.

17.                               Shares Available for Issuance.

17.1                        Maximum Number of Shares Available.  Subject to adjustment as provided in Section 17.3, the maximum number of Shares that will be available for issuance or distribution under the Plan will be 500,000 Shares, plus any Shares which, as of the 2001 Annual Meeting Date, were reserved for issuance under the 1997 Non-Employee Director Deferred Compensation Plan, as amended, and the Company’s 1995 Non-Employee Director Stock Option Plan and which were not thereafter issued or are not hereafter issued, or which have been issued but are subsequently forfeited and which would otherwise have been available for further issuance under such plans.  The Shares available for issuance or distribution under the Plan may, at the election of the Administrator, be either treasury shares or shares authorized but unissued, and, if treasury shares are used, all references in the Plan to the issuance or distribution of Shares will, for corporate law purposes, be deemed to mean the transfer of shares from treasury.

17.2                        Accounting.  Shares that are issued or distributed under the Plan or that are subject to outstanding Periodic Options granted under the Plan or Share Units will be applied to reduce the maximum number of Shares remaining available for issuance or distribution under the Plan.  Any Shares that are subject to a Periodic Option granted under the Plan that lapses, expires, is forfeited or for any reason is terminated unexercised and any Shares that are subject to Share Units in a Share Account that are forfeited pursuant to Section 8.2(c) will automatically again become available for issuance or distribution under the Plan.  To the extent that the exercise price of any Periodic Option granted under the Plan and/or associated tax withholding obligations are paid by tender or attestation as to ownership of Previously Acquired Shares on or before May 11, 2011 (the date ten years following approval of the Plan by the Company’s stockholders), or to the extent that such tax withholding obligations are satisfied by withholding of shares otherwise issuable upon exercise of the Periodic Option, only the number of Shares issued net of the number of Shares tendered, attested to or withheld will be applied to reduce the maximum number of Shares remaining available for issuance under the Plan.

17.3                        Adjustment to Shares, Share Units and Options.  In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in the Company’s corporate structure or the Shares, the Administrator (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) available for issuance or distribution under the Plan and as to the number and kind of Share Units credited to Share Accounts and the number and kind of securities as to which Periodic Options are to be granted and, in order to prevent dilution or enlargement of the rights of Participants holding Periodic Options, the number, kind and exercise price of securities subject to outstanding Periodic Options.

18.                               Miscellaneous.

18.1                        Other Benefits.  Neither amounts deferred nor amounts paid pursuant to the Plan constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of the Company unless otherwise expressly provided thereunder.

18.2                        No Warranties Regarding Treatment.  The Company makes no warranties regarding the tax treatment to any person of any deferrals or payments made pursuant to the Plan, and each Participant will hold the Administrator and the Company and their officers, directors, employees, agents and advisors harmless from any liability resulting from any tax position taken in good faith in connection with the Plan.

18.3                        No Rights to Continued Service Created.  Neither the establishment of or participation in the Plan gives any individual the right to continued service on the Board or limits the right of the Company or its stockholders to terminate or modify the terms and conditions of service of such individual on the Board or otherwise deal with any individual without regard to the effect that such action might have on him or her with respect to the Plan.

18.4                        Successors.  Except as otherwise expressly provided in the Plan, all obligations of the Company under the Plan are binding on any successor to the Company whether the successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all of the business and/or assets of the Company.

18.5                        Cross Reference.  References in the Plan to a particular section refer to that section within the Plan, references within a section of the Plan to a particular subsection refer to that subsection within the same section, and references within a section or subsection to a particular clause refer to that clause within the same section or subsection, as the case may be.

18.6                        Number and Gender.  Wherever appropriate, the singular may be read as the plural, the plural may be read as the singular, and one gender may be read as the other gender.

18.7                        Governing Law.  Except in connection with matters of corporate governance and authority (which shall be governed by the laws of the Company’s jurisdiction of incorporation), questions pertaining to the construction, validity, effect and enforcement of the Plan will be determined in accordance with the internal, substantive laws of the State of Minnesota without regard to the conflict of laws rules of the State of Minnesota or any other jurisdiction.

18.8                        Headings.  The headings of sections are included solely for convenience of reference; if there exists any conflict between such headings and the text of the Plan, the text will control.